UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): January 1, 2019

DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

322 South Main Street, Greenville, South Carolina		29601
(Address of principal executive offices)		(Zip Code)

(864) 232-5200
(Registrant's Telephone Number Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 1, 2019, Delta Apparel, Inc. (the "Company") entered into an Employment Agreement (each an "Agreement" and collectively the "Agreements") with each of Deborah H. Merrill, the Company's Chief Financial Officer and President, Delta Group, Justin M. Grow, the Company's Vice President of Administration and General Counsel, and Jeffery N. Stillwell, the Company's President, Salt Life Group. The prior employment agreements between the Company and each of Ms. Merrill, Mr. Grow and Mr. Stillwell expired as of December 31, 2018.

Unless earlier terminated in accordance with its terms, the Agreement with each of Ms. Merrill, Mr. Grow and Mr. Stillwell (each an "Executive") will continue until December 31, 2021. Ms. Merrill will receive an annual base salary of not less than $500,000, Mr. Grow will receive an annual base salary of not less than $300,000, and Mr. Stillwell will receive an annual base salary of not less than $315,000, each of which will be reviewed annually and subject to upward adjustment upon approval of the Compensation Committee of the Company's Board of Directors.

The Agreements entitle each Executive to participate in the Company's Short-Term Incentive Compensation Plan, to receive such fringe benefits as are provided to executives in comparable positions at the Company, and to receive such other benefits as are customarily available to executives of the Company, including, without limitation, paid time off and life, health and disability benefits.

If an Executive passes away during the term of his or her Agreement, the Company will continue to pay the base salary in effect at the time of death to the Executive's estate for six months. If an Executive becomes disabled (as defined in the Agreement) during the term of his or her Agreement and the Company terminates his or her employment, the Executive will continue to receive base salary and benefits for a period of six months from the date of termination.

The Company may terminate an Executive's employment with or without cause upon written notice, and an Executive may terminate employment with the Company upon 60 days' prior written notice. If the Company terminates an Executive's employment without Cause (as defined in the Agreement) or an Executive terminates employment as a result of an uncured material breach of the Agreement by the Company, and in each case no Change of Control (as defined in the Agreement) has occurred, the Executive is entitled to receive an amount equal to his or her annual base salary and the cash incentive compensation received for the most recent fiscal year prior to termination, and, to the extent permitted under the applicable Company benefit plans and Internal Revenue Code ("IRC") Section 409A, group life and disability coverage and medical insurance under COBRA (less the amounts active employees are required to pay for medical insurance) for 12 months. Each Executive's receipt of these amounts and benefits is conditioned upon execution of a release meeting specified criteria.

If within one year after a Change of Control (as defined in the Agreement), an Executive terminates employment for Good Reason (as defined in the Agreement) or the Company terminates an Executive's employment for any reason other than Cause (as defined in the Agreement), death or disability, the Executive is entitled to receive a lump-sum amount equal to his or her annual base salary as of the date of termination and the cash incentive compensation received for the most recent fiscal year prior to termination. The Company will also provide out-placement assistance and, to the extent permitted under the applicable Company benefit plans and IRC Section 409A, continued coverage under the Company's group health benefit plans via COBRA for 12 months. The foregoing termination payments are subject to reduction to avoid constituting an "excess parachute payment" under IRC Section 280G and each Agreement conditions the receipt of these amounts and benefits upon execution of a release meeting specified criteria.

During the term of Ms. Merrill's Agreement and for a period of 12 months after expiration of Ms. Merrill's Agreement or termination of employment, Ms. Merrill is subject to non-competition and non-solicitation restrictions. Ms. Merrill's Agreement also restricts her from disparaging the Company and from disclosing the Company's confidential information.

During the term of each of Mr. Grow's and Mr. Stillwell's Agreement and for a period of four months after expiration of such Agreement or termination of employment, Mr. Grow and Mr. Stillwell are each subject to non-competition restrictions. During the term of each of Mr. Grow's and Mr. Stillwell's Agreement and for a period of 12 months after expiration of such Agreement or termination of employment, Mr. Grow and Mr. Stillwell are each subject to non-solicitation restrictions. Mr. Grow's and Mr. Stillwell's Agreement also restricts each from disparaging the Company and from disclosing the Company's confidential information.

The foregoing summary of the Agreements is qualified in its entirety by reference to the text of the Agreements, which are filed herewith as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and which are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement dated January 1, 2019, between Delta Apparel, Inc. and Deborah H. Merrill.
10.2	Employment Agreement dated January 1, 2019, between Delta Apparel, Inc. and Justin M. Grow.
10.3	Employment Agreement dated January 1, 2019, between Delta Apparel, Inc. and Jeffery N. Stillwell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	January 2, 2019	/s/ Justin M. Grow
Justin M. Grow
Vice President of Administration & General Counsel